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                               Bowne & Co., Inc
                               35 Hudson Street
                              New York, NY 10014
                                 212/924-5500
                              _________________________________________________
                                                                 News Release




                           Contacts:    William J. Coote
                                        Assistant Treasurer
                                        212-886-0614


                                        David Rosenstein
                                        Director, Corporate Communications
                                        212-229-7224



For Immediate Release
---------------------

                    BOWNE ANNOUNCES CLEARANCE TO PURCHASE
              DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED SHARES



     New York, June 22, 1998--Bowne & Co., Inc. [AMEX:BNE] announced today that all applicable regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act in the United States relating to the Company's pending tender offer for the shares of Donnelley Enterprise Solutions Incorporated (NASDAQ:DEZI) have expired. There were no objections or requests for additional information.

     The Company further indicated that, in light of the completion of the regulatory approval process, it expects to consummate the purchase of Donnelley Enterprise Solutions' shares pursuant to the tender offer, subject to the terms thereof, at the currently scheduled expiration time of 12:01 a.m. on Wednesday, July 1, 1998.

     Bowne & Co., Inc., established 1775, is the global market leader in the field of empowering information by combining superior customer service with appropriate new technologies to manage, repurpose and distribute a client's information to any audience, through any medium, in any language, anywhere in the world. The world's largest financial printer, Bowne is also the leading provider of localization services to the software industry. Localization is the adaptation and translation of information technology products for use in specific local markets. Bowne is among the leading Internet development companies, offering business solutions, consulting and development services.
By providing outsourcing services. Bowne offers its customers an integrated way to design and manage their information flows to take advantage of the latest technologies for creating, storing, moving, presenting and utilizing information in any combination of paper and electronic forms.